Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

AMENDMENT

TO

CLINICAL DEVELOPMENT AND LICENSE AGREEMENT

This Amendment (this “Amendment”) to the Clinical Development and License Agreement, dated as of July 14, 2005, as amended on February 15, 2006, May 16, 2006, August 2, 2006, March 12, 2007, September 5, 2007, January 2, 2009, May 26, 2010 and October 4, 2010 (as amended from time to time, the “CDC License”), is dated as of May 12, 2011, by and among CDC V, LLC (“CDC”), NB Athyrium LLC, a Delaware limited liability company (“Athyrium”), BioDelivery Sciences International, Inc. (“BioDelivery”), Arius Pharmaceuticals, Inc., a wholly-owned subsidiary of BioDelivery (“Arius”) and Arius Two, Inc., a wholly-owned subsidiary of BioDelivery (“Arius Two” and together with Arius and BioDelivery, collectively, the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the CDC License.

RECITALS

WHEREAS, CDC (as successor in interest to CDC IV, LLC), BioDelivery, Arius and Arius Two entered into the CDC License, pursuant to which, among other things, CDC invested in the development of certain compounds being developed by the Company; and

WHEREAS, CDC and Athyrium entered into that certain Royalty Sale Agreement dated December 22, 2009, pursuant to which Athyrium acquired certain royalties and other rights under the CDC License, including the right to consent to certain amendments to the CDC License; and

WHEREAS, Company, CDC and Athyrium desire to resolve certain disputes concerning adjustments to the royalty rate owed to CDC and Athyrium under the CDC License for sales of Product; and

WHEREAS, CDC, Athyrium and the Company desire to amend the CDC License as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants herein, and intending to be legally bound hereby, the parties agree as follows:

1. The CDC License is hereby amended as follows:

(a) Amended Definitions. The following defined terms set forth in Article 1 of the CDC License shall be amended and restated in their entirety to read as follows:

“Competing Product” means any transmucosal formulation of fentanyl, other than a Product, which has obtained Approval in an indication for the treatment of break through cancer pain management; provided, however, that a Competing Product shall not include a generic formulation of ACTIQ®, sugar-free ACTIQ®, or OraVescent®.

“Product” means any product that contains the Compound either alone or in combination with one or more other substances. Product shall be deemed to include any “New Combination Product”, except (i) Net Sales of “New Combination Products” shall not be included in the calculation of First Tier Royalties and Second Tier Royalties under Section 6.6.1, but instead shall be included in the calculation of royalties owing under Section 6.6.2, (ii) the Development Program shall not be deemed to include any activities concerning the New Combination Product, (iii) for purposes of Article 2, Sections 1.30, 1.36, 1.51, 3.1, 3.2, 3.3, 3.4, 3.5, 4.2, 4.3, 4.4, 4.5, 4.6.1, 6.2, 6.2.1, 6.2.2, 6.4 and 6.5, (iv) NDAs and Approvals relating to any New Combination Product for territories outside the United States may, Section 4.1.2 notwithstanding, be held in the name of any licensee or sublicensee of the Company, and (v) as otherwise provided for in the definition of “Net Sales” for purposes of calculating royalties for Combination Products, provided that (a) the Company shall periodically, and at least quarterly, provide CDC with summary reports regarding activities undertaken by or on behalf of Company with respect to the development of any New Combination Product (including studies/trials undertaken by the Company, the outcome and progress of such studies, and major outcomes and findings), so as to keep CDC fully advised of Company’s material development activities with respect to New Combination Products and (b) “Program Data” shall, notwithstanding anything to the contrary, be deemed to include, in addition to all data, information, reports, results and other work product included in the definition thereof under Section 5.1, all data, information, reports, results and other work product resulting from any clinical program and studies and associated support activities (including, without limitation, all specific protocol changes and other details of the clinical programs, studies and support activities) conducted by or on behalf of Company to obtain and/or maintain Approval, including, without limitation, Approval from the FDA, with respect to any Product (including but not limited to any New Combination Product).”

“Net Sales” means the gross amounts billed or invoiced by Company and its Affiliates, sublicensees and distributors, and each of their successors and assigns, for sales of the Products (including New Combination Products) throughout the world, less the following deductions to the extent included in the gross invoiced sales price:

(a) bona fide discounts (including but not limited to cash discounts, trade discounts, quantity discounts, and prompt payment discounts), credits, rebates, refunds, allowances, cost of free goods, adjustments, rejections, recalls and returns, including rebates, refunds, allowances, or credits granted with respect thereto, and charge-back payments granted to managed health care organizations or to Governmental Authorities, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to wholesalers and chain and pharmacy buying groups, provided that such items relate to the Product and only the portion of such items related to the Product shall be deducted; and

(b) taxes, tariffs and similar obligations, duties or other governmental charges (other than income or corporation taxes) levied on, absorbed or otherwise imposed on sales of the Product;

If any such sales to third parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, subject to deductions set forth in subparagraphs (a) and (b) above. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in such country. Notwithstanding the foregoing, amounts received by Company or its Affiliates, sublicensees or distributors for the sale of Products among Company and its Affiliates, sublicensees or distributors for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

Net Sales of a Combination Product (as defined below), other than a New Combination Product, shall be calculated as if the invoiced sales price for a Product included within the Combination Product is (i) the average sales price at which Company, its Affiliate, or a sublicensee or distributor thereof sells, in the calendar quarter of the applicable sale, the Product alone and not as a part of the Combination Product in the applicable country or, if the Product is not offered in a country except as part of the Combination Product, the average sales price at which the Product is sold alone across all countries in which such Product is sold, or (ii) to the extent the applicable Product has not been sold other than in a Combination Product, the amount reasonably specified between Company or its Affiliate, sublicensee, or distributor and any other party to an agreement regarding that Combination Product as the portion of the sales price attributable to the Product. In the event that Company includes a Product as part of a single bundled sale of separate products with separately stated prices, the Net Sales attributable to such Product shall be the higher of (i) the separately stated price stated for such Product sold in such bundled sale or (ii) the average price at which such Product is sold in the applicable country in a non-bundled sale or, if not sold in the applicable country in a non-bundled sale, the average price at which such Product is sold in a non-bundled sale across all countries in which such Product is sold. For purposes of this paragraph, “Combination Product” means a Product (other than a New Combination Product) that is sold together with any other products and/or services at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for the Product).”

(b) Added Definition. The following defined term shall be added as Section 1.68 of the CDC License, to read in its entirety as follows:

“Generic Product” means a pharmaceutical product that (i) is not sold by BDSI, its Affiliates, or, under a license from BDSI, its sublicensees or is not otherwise authorized by BDSI to be sold by any such entity, (ii) contains fentanyl and is administered in a transmucosal formulation; and (iii) has obtained Approval under 21 U.S.C. 505(j) (or any successor legislation or similar legislation for approval of a generic product).”

“New Combination Product” means a pharmaceutical product that (i) contains *** as the sole active ingredients and (ii) is administered in a transmucosal formulation utilizing the BEMA Technology.

“Onsolis” means the pharmaceutical product known as fentanyl buccal soluble film, having an NDA# 22 266.

(c) Section 6.6.1 Royalties. Section 6.6.1 of the CDC License is hereby amended and restated in its entirety to read as follows:

“6.6.1 Royalties on Net Sales. Commencing in the calendar year in which the Product is sold, Company will pay to CDC, on a quarterly basis, a royalty on worldwide annual Net Sales of Products as follows:

(i) a *** royalty (the “First Tier Royalty”) on the first *** of worldwide Net Sales of Products in a particular calendar year.

(ii) a *** royalty (the “Second Tier Royalty”) on the worldwide Net Sales of Products in a particular calendar year exceeding the first *** of worldwide annual Net Sales of Products in a particular calendar year.

Notwithstanding anything to the contrary, no royalties shall be due under this Section 6.6.1 on Net Sales of New Combination Products.”

(d) Deletion of Sections and Addition of New Section. Sections 6.6.2, 6.6.3, 6.6.4, 6.6.5 and 6.6.6 of the CDC License shall be amended and restated to read in their entirety as follows:

“6.6.2 Royalties on Net Sales of New Combination Product. Commencing in the calendar year in which any New Combination Product is sold, Company will pay to CDC, on a quarterly basis, a royalty on worldwide annual Net Sales of New Combination Products as follows:

(i) a *** (the “First Tier Royalty for New Combination Products”) on the first *** of worldwide Net Sales of New Combination Products in a particular calendar year.

(ii) a *** royalty (the “Second Tier Royalty for New Combination Products”) on the worldwide Net Sales of New Combination Products in a particular calendar year exceeding the first *** of worldwide Net Sales of New Combination Products in a particular calendar year.”

“6.6.3 Minimum Royalty. Notwithstanding Sections 6.6.1 and 6.6.2, commencing on the Minimum Royalty Commencement Date, the royalty payments made by Company to CDC pursuant to Sections 6.6.1 and 6.6.2 (if any) in any given calendar quarter shall not be less than Three Hundred Seventy-Five Thousand Dollars ($375,000) and in the event that the aggregate royalty payments in any give calendar quarter as calculated pursuant to Sections 6.6.1 and 6.6.2 are less than Three Hundred Seventy-Five Thousand Dollars ($375,000), Company shall pay to CDC an amount equal to the difference between Three Hundred Seventy-Five Thousand Dollars ($375,000) and the aggregate royalty payments previously paid to CDC for such calendar quarter (the “Shortfall Amount”), which Shortfall Amount payment shall be made to CDC at the time the royalty payment for such calendar quarter is paid to CDC pursuant to the terms of Section 6.6.6.

“6.6.4 Launch of Combination Product. If a “New Combination Product” receives Approval in a particular country for an indication that is the same or substantially similar as an indication for which Onsolis has received (regardless of whether the Approval for Onsolis has subsequently been withdrawn) Approval in such country (such New Combination Product, a “Second Generation Combination Product”), then, notwithstanding anything to the contrary contained herein, from (and including) the calendar quarter following Approval of such New Combination Product for such indication in such country until the later of (i) the earlier of (a) expiration of the last applicable BEMA Technology Patent Right covering Onsolis in such country or (b) July 1, 2018 or (ii) the first day of the calendar quarter following the calendar quarter during which Generic Products have prescriptions filled for them in such country that exceed the number of prescriptions filled for Onsolis in such country, royalties on Net Sales of such Second Generation Combination Product in such country shall, for every calendar quarter of such period during which Approvals for such indication for both Onsolis and such Second Generation Combination Product are in effect in such country, be calculated in accordance with Section 6.6.1 and not 6.6.2; provided, however, that Net Sales in such country shall be determined as if such Second Generation Combination Product was a single Product and not a Combination Product.

6.6.5 Intentionally Omitted.

6.6.6 “Timing of Payments. All amounts due CDC pursuant to this Section 6.6. shall be payable quarterly in arrears and such payments shall be made by Company to CDC within sixty (60) days after March 31, June 30, September 30 and December 31 of each year. Each quarterly payment shall be accompanied by a written statement of royalties as described in Section 6.6.7.”

(e) Section 6.6.8 Royalty Term. Section 6.6.8 of the CDC License is hereby amended and restated to read in its entirety as follows:

“On a country-by-country and Product-by-Product basis, the royalty obligation of the Company under this Agreement shall expire on the later of: (i) expiration of the last applicable BEMA Technology Patent Right covering a particular Product in a particular country; or (ii) the first full calendar year following the calendar year in which generic versions of a particular Product have prescriptions filled for them in a particular country that exceed the number of prescriptions filled for the branded versions of such Product sold by or on behalf of Company, its Affiliates, or sublicensees or distributors of any of the foregoing in such country in such calendar year. For purposes of Section 6.6.8, a “generic version” shall not include an “authorized generic” or any pharmaceutical product sold by or on behalf of BDSI, its Affiliates, or sublicensees or distributors with respect to, in either case, the relevant Product.”

2. The parties acknowledge and agree that notwithstanding the royalty rates set forth in Section 6.6.1 above, since the commencement of Product sales, Company has been paying a royalty rate of ***% (the “Original First Tier Royalty Amount”) on sales of Product. As a result of paying royalties at the Original First Tier Royalty Amount, Company hereby acknowledges and agrees that, based on the royalty reports provided by the Company, as of December 31, 2010, Company owes CDC and Athyrium the aggregate sum of $284,585 (the “Owed Royalty Amount”), without any setoff, counter claims or other deductions. Such Owed Royalty Amount shall be paid simultaneously with the execution of this Amendment, by wire transfer of immediately available funds to an account designated in writing by CDC and Athyrium. The parties further agree that Company shall immediately commence paying the royalties on Products, other than New Combination Products, at a rate equal to the First Tier Royalty or Second Tier Royalty, as applicable.

3. Except as expressly amended hereby, the CDC License shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the CDC License, the terms “Agreement”, “this Agreement”, “herein”, “hereafter”, “hereto”, “hereof”, and words of similar import, shall, unless the context otherwise requires, mean the CDC License as amended, including as amended by this Amendment. To the extent there is any conflict between the CDC License and this Amendment, the terms of this Amendment shall prevail.

4. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES.

5. This Amendment may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. Any and all counterparts may be executed by facsimile.

6. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of or be taken into consideration in interpreting this Amendment.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date set forth in the first paragraph hereof.

CDC V, LLC

By:	/s/ David R. Ramsay

Name:	David R. Ramsay
Title:	Authorized Signatory

NB ATHYRIUM LLC

By its managing member, NB SOF II HOLDINGS (D) LP

By its general partner, NB SECONDARY OPPORTUNITIES ASSOCIATES II LP

By its general partner, NB SECONDARY OPPORTUNITIES ASSOCIATES II GP LLC

By:	Christian Neira

Name:	Christian Neira
Title:	Authorized Signatory

BIODELIVERY SCIENCES INTERNATIONAL, INC.:

By:	Mark A. Sirgo

Name:	Mark A. Sirgo
Title:	President and CEO

ARIUS PHARMACEUTICALS, INC.:

By:	Mark A. Sirgo

Name:	Mark A. Sirgo
Title:	President and CEO

ARIUS TWO, INC.:

By:	Mark A. Sirgo

Name:	Mark A. Sirgo
Title:	President and CEO